EXHIBIT 2.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

------------------------------------------------------------------- IN RE: TBS Shipping Services Inc., et al., Debtors. ---------------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 12-22224 (MG) Jointly Administered

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER (I) APPROVING THE DEBTORS' (A) DISCLOSURE STATEMENT PURSUANT TO SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, (B) SOLICITATION OF VOTES AND VOTING PROCEDURES, AND (C) FORMS OF BALLOTS; AND (II) CONFIRMING THE JOINT PREPACKAGED PLAN OF REORGANIZATION

FOR THE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The Joint Prepackaged Plan of Reorganization for the Debtors under Chapter 11 of the Bankruptcy Code (with technical modifications), dated as of March 2, 2012 [Docket No. 98] (as amended, modified, or supplemented, the "Plan") having been filed with the United States Bankruptcy Court for the Southern District of New York (the "Court") by the above-captioned debtors and debtors in possession (the "Debtors"); and the Disclosure Statement with Respect to the Plan, dated as of January 31, 2012 (the "Disclosure Statement"), having been filed with this Court [Docket No. 20]; and the Court having entered the Order (A) Scheduling a Combined Hearing To Consider the Adequacy of the Disclosure Statement and Confirmation of the Plan; (B) Establishing Deadlines and Procedures To File Objections; (C) Approving the Form and Manner of the Notice of Combined Hearing and (D) Directing the United States Trustee Not To Convene a Meeting of Creditors or Equity Security Holders and Not To Appoint Any Statutory Committee [Docket No. 42] (the "Scheduling Order") which (a) scheduled a combined hearing on adequacy of the Disclosure Statement and Plan confirmation (the "Confirmation Hearing")1 and (b) approved the form and manner of notice of the Confirmation Hearing; and the Disclosure Statement and appropriate Ballots2 for voting on the Plan, having been transmitted to Holders of Claims in Classes 3(1)-(3) and (61)-(67); Classes 4(1)-(60); Classes 5(1), (2), (68) and (69); and Classes 6(1)-(3) and (70)-(73) (the “Voting Classes”); and the Debtors having filed the Notice of (I) Possible Assumption of Executory Contracts and Unexpired Leases, (II) Fixing of Cure Amounts in Connection Therewith, and (III) Deadline to Object Thereto [with customized exhibit] (the "Cure Notice"); and the Debtors having filed the Rejected Executory Contract and Unexpired Lease List; and the Debtors having filed Debtors’ Memorandum of Law in Support of Confirmation of Joint Prepackaged Plan of Reorganization for the Debtors under Chapter 11 of the Bankruptcy Code with this Court on March 26, 2012 [Docket No. 130] (the "Confirmation Memorandum"); and the Confirmation Hearing having been held before the Court on March 28, 2012 after due and sufficient notice was given to Holders of Claims against, and Interests in, the Debtors and other parties in interest in accordance with the Scheduling Order; General Order M-387 of the Court, the "Amended Procedural Guidelines for Prepackaged Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York," dated November 24, 2009 (the "Prepack Guidelines"); title 11 of the United States Code (as amended, the "Bankruptcy Code"); the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and the local bankruptcy rules of this Court (the "Local Rules"), in each case as established by the affidavits of service, mailing, and/or publication filed with this Court prior to the Confirmation Hearing (collectively, the "Notice Affidavits");3 and the Court having been advised that the Agents under the New Senior Secured Loan Agreement and TBS Commercial have reached and filed an agreement attached as an exhibit to the Plan Supplement (the “TBS Commercial Agreement”) to implement the transactions contemplated in the TBS Commercial/Beacon Holdings Option Agreement, which TBS Commercial Agreement requires, among other things, a negotiated modification, consistent with the terms of the TBS Commercial Agreement, of the agency agreements between the Debtors, on one hand and TBS Commercial and its subsidiaries, on the other, and an assumption of such agreements by the Debtors, as modified; and upon all of the proceedings held before this Court and after full consideration of: (i) the following two filed objections:  (a) the Objection of Robert W. McReynolds, dated as of March 1, 2012 (the “McReynolds Objection”) [Docket No. 104] and (b) the Objection of Father Securities Ltd. and Maxim Naumov To Disclosure Statement and Joint Prepackaged Plan of Reorganization for the Debtors under Chapter 11 of the Bankruptcy Code, dated as of March 8, 2012 (the “Father Securities Objection” and, collectively with the McReynolds Objection, the “Objections”) [Docket No. 105]; (ii) the Debtors' Omnibus Reply to Objections to Confirmation of Joint Prepackaged Plan of Reorganization for the Debtors Under Chapter 11 of the Bankruptcy Code (with Technical Modifications) [Docket No. 110] and the Declaration of Stephen Goldstein in Support of Debtors' Omnibus Reply to Objections to Confirmation of Joint Prepackaged Plan of Reorganization for the Debtors Under Chapter 11 of the Bankruptcy Code (With Technical Modifications) [Docket No. 111] filed in connection therewith; (iii) the Final Declaration of Craig E. Johnson of The Garden City Group, Inc. Certifying (I) Methodology for the Tabulation of Votes on Joint Prepackaged Plan of Reorganization of TBS Shipping Services Inc. and its Affiliates and (II) Voting Results, filed on March 2, 2012 [Docket No. 96] (the "Voting Declaration") by The Garden City Group, Inc. ("GCG"), the Debtors' solicitation, voting and tabulation agent which certifies that the Plan has been accepted by Holders of Claims in Classes 3(1)-(3) and (61)-(67); Classes 4(1)-(60); Classes 5(1), (2), (68) and (69); and Classes 6(1)-(3) and (70)-(73), in each case, in excess of the statutory thresholds in section 1126(c) of the Bankruptcy Code; (iv) the Declaration of Lisa Donahue in Support of Confirmation of the Joint Plan of Reorganization for the Debtors Under Chapter 11 of the Bankruptcy Code (With Technical Modifications) [Docket No. 133]; (iv) testimony proffered or presented at the Confirmation Hearing, (v) the declarations and/or affidavits filed with this Court; (v) all other evidence proffered or adduced at, memoranda and objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing; and (vi) the entire record of the Chapter 11 Cases (as defined below); and after due deliberation thereon; and good cause appearing therefor;4

IT IS HEREBY FOUND AND DETERMINED that:
A. Chapter 11 Petitions.  On February 6, 2012 (the "Petition Date"), the Debtors in the above-captioned chapter 11 cases (the "Chapter 11 Cases") filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code.  By prior order of the Court, the Chapter 11 Cases have been consolidated for procedural purposes and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 31].  The Debtors are operating their businesses and managing their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in the Chapter 11 Cases.  No official committee of unsecured creditors has been appointed pursuant to section 1102 of the Bankruptcy Code.
B. Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2) and 1334(a)). This Court has jurisdiction over the Chapter 11 Cases under 28 U.S.C. §§ 157 and 1334.  Venue is proper under 28 U.S.C. §§ 1408 and 1409.  Approval of procedures utilized by the Debtors in connection with their solicitation of votes on the Plan (the "Solicitation Procedures") and the Disclosure Statement and confirmation of the Plan are core proceedings under 28 U.S.C. §§ 157(b).  The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.
C. Judicial Notice.  The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and argument made, proffered, or adduced at the hearings held before the Court during the Chapter 11 Cases.  Any resolutions to objections to Plan confirmation or Court approval of the Disclosure Statement explained on the record at the Confirmation Hearing are hereby incorporated by reference.
D. Scheduling Order.  On February 8, 2012, the Court entered the Scheduling Order, which among other things: (a) fixed January 23, 2012, as the Record Date for purposes of determining which creditors and equity holders are entitled to receive notice of the Confirmation Hearing (the "Confirmation Hearing Notice"); (b) fixed March 8, 2012 as the deadline for objecting to the Plan; (c) fixed the date for commencement of the Confirmation Hearing (as the same was later adjourned); and (d) approved the form and substance of the Confirmation Hearing Notice.
E. Plan Confirmation Burden Of Proof.  The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a), and, to the extent necessary, 1129(b) of the Bankruptcy Code by a preponderance of the evidence.
F. Notice of Transmittal, Mailing and Publication of Materials.  As evidenced by affidavits of service, and in accordance with the Scheduling Order, the Confirmation Hearing Notice has been distributed to:  (i) the Debtors' creditor matrix; (ii) all record holders of the Debtors' debt and equity securities; (iii) the Office of the United States Trustee for the Southern District of New York; (iv) the United States Securities and Exchange Commission; (v) the Internal Revenue Service; (vi) the Office of the United States Attorney for the Southern District of New York; (vii) counsel to the agents for the Debtors' prepetition and proposed postpetitition credit facilities; (viii) all parties identified on the master service list of this Court’s Order (A) Waiving the Requirement that Each Debtor File a List of Creditors and Equity Security Holders and Authorizing Maintenance of Consolidated List of Creditors in lieu of a Matrix; (B) Authorizing Filing of a Consolidated List of Top 50 Unsecured Creditors; and (C) Approving Notice, Case Management, and Administrative Procedures [Docket No. 48] (the “Case Management Order”); and (ix) any persons who have filed a request for notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002, in substantial compliance with Bankruptcy Rules 2002(b), 3017, and 3020(b).  Accordingly, adequate and sufficient notice of the Confirmation Hearing, as the same may be continued from time to time, and of any applicable hearing described in the Scheduling Order was given in compliance with the Bankruptcy Rules and the Scheduling Order, and no other or further notice is required.  On or before February 24, 2012, in accordance with the Scheduling Order, the Debtors published a publication notice in the Wall Street Journal (global edition).
G. Adequacy of Solicitation of Votes and Disclosure Statement.  Because the Plan was solicited prior to the commencement of the Chapter 11 Cases, the adequacy of the Disclosure Statement is governed by section 1125(g) of the Bankruptcy Code.  As established by the Lepere Declaration5, the information contained in the Disclosure Statement contained all required material information regarding the Debtors and the proposed restructuring so that parties entitled to vote on the Plan could make informed decisions regarding the Plan.  Additionally, the Disclosure Statement contains adequate information as that term is defined in section 1125(a) of the Bankruptcy Code and complies with additional requirements of the Bankruptcy Code and the Bankruptcy Rules.  Specifically, but without limitation, the Disclosure Statement complies with the requirements of Bankruptcy Rule 3016(c) by sufficiently describing in specific and conspicuous bold language the provisions of the Plan that provide for releases and injunctions against conduct not otherwise enjoined under the Bankruptcy Code and sufficiently identifies the persons and entities that are subject to the releases and injunctions.
H. Section 1125(g) and 1126(b) of the Bankruptcy Code apply to the solicitation of acceptance and rejection of the Plan prior to the commencement of the Chapter 11 Cases. Votes for acceptance or rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, and all other applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Prepack Guidelines and all other applicable rules, laws, and regulations.  The solicitation of the Plan commenced prior to the commencement of the Chapter 11 Cases on January 31, 2012, in accordance with applicable non-bankruptcy law, and the Voting Deadline remained open until February 14, 2012 at 5:00 p.m. (Eastern Time), after the Petition Date.  The period during which the Debtors solicited acceptances to the Plan was a reasonable period of time for Holders of Claims entitled to vote to accept or reject the Plan to make an informed decision to accept or reject the Plan.  Accordingly, the solicitation of the Plan complied with the provisions of section 1125(g) of the Bankruptcy Code and the Prepack Guidelines.  The form of Ballots was adequate and appropriate and complied with the Bankruptcy Rule 3018(c).  The form of the Ballots were sufficiently consistent with the Official Form No. 14 and the form of the ballot annexed to the Prepack Guidelines, adequately addressed the particular needs of the Chapter 11 Cases and were appropriate for the Voting Classes.
I. Voting Declaration.  Prior to the Confirmation Hearing, on March 2, 2012, the Debtors filed the Voting Declaration, in compliance with Local Bankruptcy Rule 3018-1(a).  All procedures used to tabulate the Ballots were fair and conducted in accordance with the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and all other applicable rules, laws and regulations.  As evidenced by the Voting Declaration, the Voting Classes voted to accept the Plan.  The Debtors further obtained the requisite votes accepting the Plan when including or excluding the votes submitted by insiders in connection with the tabulation of such votes.  Votes to accept the Plan by each accepting creditor in the Voting Classes were made in good faith.
J. Compliance with Bankruptcy Rule 3016.  The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement with the Clerk of the Court, or an agent thereof, satisfied Bankruptcy Rule 3016(b).
K. Plan Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code thereby satisfying section 1129(a)(1) of the Bankruptcy Code.
(a) Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Expense Claims, Priority Tax Claims, BOA/DVB DIP Facility Claims, Credit Suisse DIP Facility Claims and Professional Compensation Claims, which need not be classified, the Plan designates 521 Classes of Claims and Interests.  The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate among Holders of Claims and Interests.  Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.
(b) Specify Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Article IV of the Plan specifies that Classes 1(1)-(73), 2(1)-(73), 7(1)-(2), 8(1)-(73), 9(1)-(73), 10(1)-(73) and 11(4)-(73) are Unimpaired under the Plan.  Thus, the requirements of section 1123(a)(2) of the Bankruptcy Code are satisfied.
(c) Specify Treatment Of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Article IV of the Plan designates Classes 3(1)-(3) and (61)-(67) (the DVB Syndicate Claims); Classes 4(1)-(60) (the BOA Syndicate Claims); Classes 5(1), (2), (68) and (69) (the Credit Suisse Claims); Classes 6(1)-(3) and (70)-(73) (the AIG Claims); and Classes 11(1)-(3), as Impaired and specifies the treatment of Claims in such Classes.  Thus, the requirements of section 1123(a)(3) of the Bankruptcy Code are satisfied.
(d) No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.  Thus, the requirements of section 1123(a)(4) of the Bankruptcy Code are satisfied.
(e) Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the Plan's implementation.  Thus, the requirements of section 1123(a)(5) of the Bankruptcy Code are satisfied.
(f) Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)).  Section 7.11 of the Plan provides that the New Bylaws and New Articles of Association for New TBS Parent and the Reorganized Debtors shall prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.
(g) Selection Of Officers And Directors (11 U.S.C. § 1123(a)(7)).  The Debtors properly and adequately disclosed or otherwise identified the members of the New Boards of New TBS Parent and the Reorganized Debtors in the Plan Supplement.  Thus, the requirements of section 1123(a)(7) of the Bankruptcy Code are satisfied.
(h) Additional Plan Provisions (11 U.S.C. § 1123(b)). The Plan's provisions are appropriate, in the best interests of the Debtors and their Estates and consistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for (i) the assumption or rejection of executory contracts and unexpired leases and (ii) the Reorganized Debtors' retention of any and all Causes of Action (other than Causes of Action expressly released or waived pursuant to Article IX of the Plan) whether arising before or after the Petition Date, and whether directly or derivatively.
(i) Releases, Exculpations, and Injunctions.  The Plan's provisions related to (a) the releases granted in favor of the Released Parties, whether by the Debtors or by the Holders of Claims that actually voted upon the Plan and did not elect to opt out of the release provisions of Section 9.2.3 of the Plan, (b) the exculpation of the Exculpated Parties with respect to actions related to or taken in furtherance of the Chapter 11 Cases, and (c) the injunctions enforcing the foregoing releases and exculpations, as well as the discharge of Claims against the Debtors, are in the best interests of the Debtors and the Estates, and are not forbidden by law, including, without limitation, the Bankruptcy Code, and applicable case law; provided that nothing in the Plan shall (a) exculpate any Person or entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages or ultra vires acts as determined by a Final Order or (b) limit the liability of the Professionals of the Exculpated Parties to their respective clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule
1.8(h)(1) (2009).

L. Debtors' Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019.
M. In particular, votes to accept or reject the Plan were solicited by the Debtors and their respective members, officers, directors, employees, advisors, attorneys, and agents before the Petition Date pursuant to section 1125(g) of the Bankruptcy Code.  The Debtors and the respective members, officers, directors, employees, advisors, attorneys, and agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e) of the Bankruptcy Code and in a manner consistent with the applicable provisions of the Scheduling Order, the Disclosure Statement, the Bankruptcy Rules, the Prepack Guidelines, and all other applicable laws, rules, and regulations and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 9.2 of the Plan.  The Debtors and their respective members, officers, directors, employees, advisors, attorneys, and agents further have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions, will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such distributions are made consistent with and pursuant to the Plan.
N. Plan Proposed In Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself and the process leading to its formulation.  The Debtors filed the Chapter 11 Cases and proposed the Plan with legitimate and honest purposes including, (i) a restructuring of their secured debt obligations and (ii) the preservation of the going concern value of the Debtors' businesses and maximization of value to creditors.  The Debtors’ good faith is evident from the facts and the record of the Chapter 11 Cases, the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases.
O. Payments For Services Or Costs And Expenses (11 U.S.C. § 1129(a)(4)).  All payments made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.
P. Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.  The identities of the initial members of the New Boards of New TBS Parent and the Reorganized Debtors after the Effective Date of the Plan, as well as the method by which the independent members of such New Boards will be chosen, have been fully disclosed.  Those individuals' appointment to such offices, and the method for choosing independent directors, are consistent with the interests of Holders of Claims against and Interests in the Debtors and with public policy.  The identity of any insider that will be employed or retained by New TBS Parent or the Reorganized Debtors and the nature of such insider's compensation have also been disclosed, to the extent applicable.  The Implementation Procedures provide sufficient disclosure regarding liquidation costs attendant to the TBS International and TBS Parent liquidations, including in respect of the retention of liquidators for the applicable jurisdictions.
Q. No Rate Changes (11 U.S.C. § 1129(a)(6)).  The Debtors' Plan does not provide for any rate change that requires regulatory approval.  Section 1129(a)(6) of the Bankruptcy Code is thus not applicable.
R. Best Interests Of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The Liquidation Analysis attached as Exhibit B to the Disclosure Statement and other evidence proffered or adduced at or prior to, or in declarations and other pleadings submitted in connection with the Confirmation Hearing (i) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was presented, prepared, or proffered, (ii) have not been controverted by other evidence, (iii) utilize reasonable and appropriate methodologies and assumptions, and (iv) establish that Holders of Claims in Impaired Classes have accepted the Plan or will receive or retain under the Plan, on account of such Claims, property of a value, as of the Effective Date, that is not less than the amount that such Holders would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.
S. Acceptance Or Rejection By Certain Classes (11 U.S.C. § 1129(a)(8)).  The Holders of Claims in Classes 1(1)-(73), 2(1)-(73), 7(1)-(2), 8(1)-(73), 9(1)-(73), 10(1)-(73) and 11(4)-(73) are Unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code are conclusively presumed to have accepted the Plan.  The Holders of Claims in Classes 3(1)-(3) and (61)-(67) (the DVB Syndicate Claims); Classes 4(1)-(60) (the BOA Syndicate Claims); Classes 5(1), (2), (68) and (69) (the Credit Suisse Claims); and Classes 6(1)-(3) and (70)-(73) (the AIG Claims) are Impaired by the Plan and have voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code.  The Holders of the Claims in Classes 11(1)-(3) are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Although section 1129(a)(8) of the Bankruptcy Code is not satisfied with respect to such rejecting Classes identified above (together, the "Rejecting Classes"), the Plan may nevertheless be confirmed because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to such Rejecting Classes.  Section 5.3 of the Plan contemplates the non-consensual confirmation of the Plan.
T. Treatment Of Administrative, Priority and Tax Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Administrative Expense Claims, Priority Tax Claims, Professional Compensation Claims, BOA/DVB DIP Facility Claims, and Credit Suisse DIP Facility Claims pursuant to Article II of the Plan satisfies the requirements of sections 1129(a)(9)(A), (B), and (C) of the Bankruptcy Code.
U. Acceptance By Impaired Class (11 U.S.C. § 1129(a)(10)).  Classes 3(1)-(3) and (61)-(67); 4(1)-(60); 5(1), (2), (68) and (69); and 6(1)-(3) and (70)-(73) are Impaired Classes of Claims that voted to accept the Plan with respect to the Debtors.  No insiders hold Claims in Classes 3(1)-(3) and (61)-(67); 4(1)-(60); 5(1), (2), (68) and (69); and 6(1)-(3) and (70)-(73).  Therefore, the requirement of section 1129(a)(10) of the Bankruptcy Code that at least one Class of Claims against or Interests in the Debtors that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, has been satisfied.
V. Feasibility (11 U.S.C. § 1129(a)(11)). The projections set forth in Exhibit C of the Disclosure Statement and other evidence proffered or adduced by the Debtors at the Confirmation Hearing or in support of confirmation of the Plan with respect to feasibility (i) are persuasive and credible, (ii) have not been controverted by other evidence or challenged in any Objection, and (iii) establish that the Plan is feasible and confirmation of the Plan is not likely to be followed by the need for further financial reorganization of New TBS Parent or the Reorganized Debtors, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.
W. Payment Of Fees (11 U.S.C. § 1129(a)(12)).  All fees payable under section 1930 of title 28, United States Code, as determined by the Court, have been paid or will be paid on or before the Effective Date pursuant to Article XII of the Plan, thus satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.
X. Continuation Of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  The Plan provides for the continuation of payment by the Debtors of all "retiree benefits," as defined in section 1114(a) of the Bankruptcy Code, if any, at previously established levels, thus satisfying the requirements of section 1129(a)(13) of the Bankruptcy Code.
Y. Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not required to pay any domestic support obligations.  Accordingly, section 1129(a)(14) of the Bankruptcy Code is not applicable to the Plan.
Z. Individual Cases Subject to Objection by Unsecured Creditor (11 U.S.C. § 1129(a)(15)).  None of the Debtors is an individual.  Accordingly, section 1129(a)(15) of the Bankruptcy Code is not applicable to the Plan.
AA. Transfers of Property Pursuant to Non-Bankruptcy Law (11 U.S.C. § 1129(a)(16)).  All transfers of property of the Plan shall be made in accordance with any applicable provisions of non-bankruptcy law that govern the transfer of property by a corporation or trust that is not a moneyed, business, or commercial corporation or trust.  The Plan therefore complies with section 1129(a)(16) of the Bankruptcy Code.
BB. No Unfair Discrimination; Fair and Equitable Treatment (11 U.S.C. § 1129(b)).  The Plan does not discriminate unfairly, and is fair and equitable, with respect to the Claims in the Rejecting Classes.  Based upon the evidence proffered, adduced and presented by the Debtors at, prior to or pursuant to declarations submitted in connection with the Confirmation Hearing, the Plan does not discriminate unfairly with respect to Interests in Classes 11(1)-(3) as required by section 1129(b)(1) of the Bankruptcy Code, because all Holders of Interests in the Rejecting Classes are treated similarly to Holders of Interest in other Classes of equal rank in respect of such Interests.  Based upon the evidence proffered, adduced, and presented by the Debtors at the Confirmation Hearing, the Plan is fair and equitable with respect to Classes 11(1)-(3), as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code, because no Holders of junior Claims or Interests will receive distributions under the Plan on account of such Claims or Interests, and no Holder of a Claim in a Class senior to those Interests in the Rejecting Classes shall receive more than full recovery on account of its Claim.  Thus, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code and may be confirmed notwithstanding the deemed rejection of the Plan by Holders of Interests in the Rejecting Classes.  After the entry of this Confirmation Order and upon the occurrence of the Effective Date, the Plan shall be binding upon members of the Rejecting Classes.
CC. Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only chapter 11 plan of reorganization currently proposed in the Chapter 11 Cases, and there is no other chapter 11 plan of reorganization in the Chapter 11 Cases for which there is an unrevoked order confirming such plan.  The requirements of section 1129(c) of the Bankruptcy Code are therefore satisfied.
DD. Principal Purpose (11 U.S.C. § 1129(d)). The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act, and no governmental unit has objected to the confirmation of the Plan on any such grounds.  The Plan therefore satisfies the requirements of section 1129(d) of the Bankruptcy Code.
EE. Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Court in the Chapter 11 Cases, the Debtors and their directors, officers, employees, equity holders, agents, advisors, accountants, financial advisors, consultants, attorneys, and other representatives have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the injunction and exculpation provisions set forth in Article IX of the Plan.
FF. Assumption and Rejection (11 U.S.C. § 1123(b)(2))  Article VI of the Plan governing the assumption and rejection of Executory Contracts and Unexpired Leases meets the requirements of section 365(b) of the Bankruptcy Code.  There have been no objections to the Debtors' assumption of executory contracts and unexpired leases pursuant to Article VI of the Plan and the Cure Notice.  The assumption of all of the Debtors' Executory Contracts and Unexpired Leases pursuant to the Plan is in the Debtors' valid business judgment, and the Debtors have provided adequate assurance of future performance under the Executory Contracts and Unexpired Leases to be assumed.
GG. Cure of Defaults (11 U.S.C. § 1123(d)).  Article VI of the Plan and the Cure Notice govern the cure associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  The cure will be determined in accordance with the underlying agreements and applicable bankruptcy and non-bankruptcy law.  Any counterparty to an Executory Contract and Unexpired Leases listed on the Cure Notice that failed to object, whether formally or informally, to the proposed assumption and related cure amount by March 8, 2012, or by such other time mutually agreed to between the Debtors and such counterparty, shall be deemed to have assented to such assumption and cure amount set forth in the Cure Notice.  Thus, the Plan satisfies the requirements of section 1123(d) of the Bankruptcy Code.
HH. Satisfaction of Confirmation Requirements and Conditions to Confirmation.  The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code and Article X of the Plan.
II. Retention Of Jurisdiction.  The Court may properly retain jurisdiction over the matters set forth in Section 11.1 of the Plan and/or section 1142 of the Bankruptcy Code.
JJ. Disclosure of Agreements and Other Documents.  The Debtors have timely disclosed all material facts regarding:  (a) the adoption of New Articles of Association and New Bylaws and adoption and entry into the New TBS Parent Shareholder Agreement and similar constituent documents; (b) the selection of directors and officers for New TBS Parent and the Reorganized Debtors; (c) the distribution of Cash pursuant to the Plan; (d) the formation of and the issuance of New Common Stock or other securities in New TBS Parent; (e) the entry into the New Credit Agreements, the BOA/DVB Exit Facility Agreement, the Credit Suisse Exit Facility Agreement, and the New Senior Secured Loan Agreement; (f) the dissolution of TBS Parent and TBS International as set forth in the Implementation Memorandum; (g) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors and New TBS Parent; (h) the New Management Incentive Plan and New Employment Agreements; (i) securities registration exemptions; (j) the exemption under section 1146(a) of the Bankruptcy Code; and (k) the adoption, execution, and delivery of all contracts, leases, instruments, securities, releases, indentures, and other agreements related to any of the foregoing.
KK. Liquidation Analysis.  As set forth in the Liquidation Analysis included as Exhibit B of the Disclosure Statement and in the Lepere Declaration, the distributable value of the Debtors is insufficient to support a distribution to Holders of Claims or Interests not entitled to receive distributions under the Plan under absolute priority principles.  The valuation set forth in the Liquidation Analysis of the Disclosure Statement and in the Lepere Declaration was prepared by the Debtors' financial advisor, AlixPartners, LLP, in accordance with standard and customary liquidation valuation principles and practices and is a fair and reasonable estimate of the value of the Debtors' business in a liquidation context.
LL. Releases, Injunctions, Exculpation, and Limitation of Liability.  The Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the releases, injunction, and exculpation provisions set forth in Article IX of the Plan.  In addition, section 105(a) of the Bankruptcy Code permits approval of the releases and the exculpation and issuance of the injunctions set forth in Article IX of the Plan, when such provisions are essential to the formulation and implementation of the Plan as provided in section 1123 of the Bankruptcy Code, are not contrary to any provision of the Bankruptcy Code or applicable case law, confer material benefits on the Debtors' estates, and are in the best interests of the Debtors, their estates, their creditors, Holders of Interests, and New TBS Parent and the Reorganized Debtors.  Based upon the record of the Chapter 11 Cases and the evidence proffered or adduced at or prior to, or in declarations filed in connection with, the Confirmation Hearing, the releases, injunctions, and exculpation set forth in Article IX of the Plan are consistent with sections 105, 524, 1123, and 1129 of the Bankruptcy Code.  All releases, exculpations, and injunctions embodied in the Plan are an integral part of the Plan. The releases, exculpations, and injunctions set forth in the Plan are fair, equitable, reasonable, and in the best interests of the Debtors and their Estates, creditors and Holders of Interests.
MM. Plan Supplement.  Prior to the Confirmation Hearing, the Debtors filed the Plan Supplement [Docket No. 131, 132, 134].  The Plan Supplement complies with the terms of the Plan, and the filing and notice of the Plan Supplement documents was good and proper in accordance with the Bankruptcy Code and the Bankruptcy Rules, and no other or further notice is or shall be required.  The Debtors are authorized to modify the Plan Supplement following entry of this Confirmation Order in accordance with the terms of the Plan.
NN. Technical Modifications of the Plan.  On March 2, 2012, the Debtors filed a version of the Plan that incorporates technical, non-material modifications made to the Plan [Docket No. 98].  A copy of the modified Plan was attached to a motion seeking approval of such technical, non-material modifications, along with a "blackline comparison" of the Plan as modified, showing all technical, non-material modifications made to the Plan since the immediately prior version of the Plan filed with the Court [Docket No. 19].  The Court has reviewed the technical modifications made to the Plan, and finds that the technical modifications are not material and not adverse to any party in interest.  Pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections to the Plan.
OO. Waiver Of Bankruptcy Rule 3020(e).  Under the circumstances, it is appropriate that the 14-day stay imposed by Bankruptcy Rule 3020(e) be waived.
Based upon the foregoing findings, and upon the record made before this Court at the Confirmation Hearing, and good and sufficient cause appearing therefor;
IT IS HEREBY ORDERED:
1. Confirmation.  The Plan and the Plan Supplement, as and to the extent modified by this Confirmation Order, is approved and confirmed under section 1129 of the Bankruptcy Code.  The documents contained in the Plan Supplement (including any amendments, modifications, and supplements thereto and documents referred to in such papers) and execution, delivery, and performance thereof by the Debtors are authorized and approved as finalized, executed, and delivered.  The terms of the Plan are incorporated by reference into, and are an integral part of, this Confirmation Order.  The Plan complies with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules relating to and regarding confirmation.
2. Approval of Disclosure Statement and Related Matters.  Pursuant to Bankruptcy Rule 3017(b), the Disclosure Statement:  (a) complies in all respects with any disclosure requirements of applicable non-bankruptcy law, including the Securities Act, to the extent applicable; (b)  contains "adequate information" (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, the Implementation Memorandum, and the transactions contemplated by the Plan or the Implementation Memorandum (or both); and (c) is approved in all respects.
3. The Solicitation Procedures, including the procedures for transmittal of Solicitation Packages, the form of Ballots, and the Voting Deadline, are approved under sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Scheduling Order, the Prepack Guidelines, the Local Bankruptcy Rules, all other applicable provisions of the Bankruptcy Code, and all other rules, laws and regulations applicable to such solicitation.  The Solicitation Packages are approved under sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Scheduling Order, the Prepack Guidelines, the Local Bankruptcy Rules, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations.
4. The Ballots are in compliance with Bankruptcy Rule 3018(c), conform to Official Form B14 and are approved in all respects.
5. Notice of the Confirmation Hearing complied with the terms of the Scheduling Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, the Prepack Guidelines and applicable non-bankruptcy law, and no further or additional notice was necessary or required.
6. General Settlement of Claims.  Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distribution, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.  Subject to Article VIII of the Plan, all Distributions made to Holders of Allowed Claims in any Class shall be final.
7. Continued Existence.  Except as otherwise provided in the Plan or the Implementation Memorandum, each Debtor shall continue to exist on and after the Effective Date as a separate corporate or other applicable entity, with all the rights and powers applicable to such entity under applicable law and their respective organizational documents, the forms of which are set forth in the Plan Supplement and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable law.  Subject to the terms of the Plan and the Implementation Memorandum, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise.
8. Revesting of Assets.  Except as expressly provided in the Plan, the Implementation Memorandum, or in this Confirmation Order, the Assets of each Debtor's Estate shall revest with the respective Reorganized Debtor on the Effective Date; provided that, the Assets of TBS Parent and TBS International (other than funds estimated by the Debtors as being reasonably necessary to pay all Allowed Class 8 General Unsecured Claims against such entities and to effectuate the dissolution of such entities under Irish and Bermuda law, as set forth in the Implementation Memorandum) shall be transferred to New TBS Parent pursuant to the terms of Article VII of the Plan.  The Court shall retain jurisdiction to determine disputes as to property interests created or vested by the Plan.  From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, except as provided in the Plan, the Implementation Memorandum, or in this Confirmation Order.  As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims and Interests, except as, and to the extent, provided in the Plan or in this Confirmation Order.
9. Automatic Stay.  The automatic stay under section 362 of the Bankruptcy Code is hereby modified to the extent necessary to implement the Plan, including in connection with the proposed dissolution of TBS Parent or TBS International.
10. Implementation Steps.  All implementation steps set forth in the Implementation Memorandum are hereby approved, including any merger, dissolution, transfer of assets, or other consolidation contemplated therein, and New TBS Parent and the Reorganized Debtors or Debtors (as applicable) are authorized to enter into and consummate all transactions in furtherance of the Plan.  Any such transaction contemplated by the Implementation Memorandum and TBS Commercial Agreement may be effected prior to, on, or subsequent to the Effective Date without any further action by Holders of Interests or the directors, managers or other responsible persons of any of the Debtors.
11. Cancellation of Securities and Agreements.  On the Effective Date, the Plan shall be consummated in accordance with the provisions set forth in the Plan and, upon the effectiveness of such transactions on the Effective Date (including through execution and delivery of the New Credit Agreements, the Credit Suisse Exit Facility Agreement, the BOA/DVB Exit Facility Agreement, the Senior Secured Loan Agreement and the other documents required to be executed and delivered on the Effective Date):  (i) the Claims against the Debtors under the Prepetition Credit Agreements, or under any other Certificate, Interest, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except as otherwise provided herein or with respect to such Certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are reinstated or, in the case of the Prepetition Credit Agreements, except as such Prepetition Credit Agreements are amended, or amended and restated, or expressly preserved or expressly incorporated as the case may be pursuant to the New Credit Agreements or the New Senior Secured Loan Agreement, pursuant to the Plan), shall be cancelled, and the Reorganized Debtors shall not have any continuing obligations therefor, except as expressly required under paragraph 12(ii) of the Final DOA/DVB DIP Order or (y) the Final Order pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (I) Authorizing the Debtors To Obtain Postpetition Superpriority Financing from Credit Suisse as DIP Lender, (II) Authorizing the Debtors To Use Cash Collateral of, and Provide Adequate Protection to, Credit Suisse as Prepetition Lender, (III) Granting Liens and Superpriority Claims to Credit Suisse as DIP Lender, and (IV) Modifying Automatic Stay [Docket No. 89] (the “Final BOA/DVB DIP Order”); and (ii) the Claims against and Interests in the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation, formation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except as otherwise provided herein or with respect to such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligations of or ownership interest in the Debtors that are specifically reinstated or, in the case of the Prepetition Credit Agreements, except as such Prepetition Credit Agreements are amended, or amended and restated, or expressly preserved or expressly incorporated as the case may be pursuant to the New Credit Agreements or the New Senior Secured Loan Agreement pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding confirmation or consummation, the Prepetition Credit Agreements and any other similar agreement that governs the rights of the Holder of a Claim (i) shall continue in effect for purposes of allowing such Holder to receive Distributions under and in accordance with the Plan and (ii) may continue, at the Debtors’ discretion, for purposes of effecting the dissolution of TBS Parent, TBS International or both.
12. Reorganized Debtors and New TBS Parent.  On the Effective Date, the New Boards of New TBS Parent and each Reorganized Debtor shall be appointed, and each shall adopt its New Articles of Association and/or New Bylaws (as applicable).  On the Effective Date, the New Management Incentive Plan shall be deemed to be adopted by the Reorganized Debtors and New TBS Parent.  The Reorganized Debtors are hereby authorized to adopt any other agreements, documents, and instruments (which shall be consistent with the terms of the Plan) and to take any other action necessary and desirable to consummate the Plan.  The Corporate Governance Documents, substantially in the form filed in the Plan Supplement, are hereby approved.
13. Post Effective Date Management.  Pursuant to the provisions of the Corporate Governance Documents and New TBS Parent's and the Reorganized Debtors' other operative constituent documents, which may be amended from time to time, the operation, management, and control of New TBS Parent and the Reorganized Debtors shall be the responsibility of their respective board of directors or managers and senior officers (as provided under applicable law).  All actions taken by each of the Debtors from the Petition Date through and until the Effective Date are hereby ratified and approved.
14. Directors and Officers of New TBS Parent and the Reorganized Debtors. On and after the Effective Date, the business and affairs of New TBS Parent and the Reorganized Debtors shall be managed by the New Boards and the officers, directors, managers, or other responsible persons identified in the Plan Supplement.
15. New Articles of Association and New Bylaws of the Reorganized Debtors.  The Reorganized Debtors' New Articles of Association and New Bylaws (as applicable), substantially in the forms filed in the Plan Supplement, are hereby approved.
16. Employment, Retirement, Indemnification, and Other Related Agreements.  On the Effective Date, the New Boards of New TBS Parent and the Reorganized Debtors shall, automatically and without further action on the part of the New Boards of New TBS Parent or the Reorganized Debtors, be authorized and directed to take any and all actions necessary and appropriate to perform under any other employment agreements assumed by the Debtors, as provided in the Plan.  The New Management Incentive Plan and the definitive documents evidencing same, is hereby approved and shall be approved by the New Boards and the holders of the New Common Stock immediately after the Effective Date in accordance with applicable law.  The New Employment Agreements shall become effective on the Effective Date, are hereby approved and shall be approved by the New Boards and the holders of the New Common Stock immediately after the Effective Date in accordance with applicable law.  On and after the Effective Date, except as set forth above, New TBS Parent and the Reorganized Debtors shall have the authority, as determined by the New Boards, to: (i) maintain, amend, or revise existing employment, retirement, welfare, incentive, severance, indemnification, and other agreements with their active and retired directors or managers, officers, and employees, subject to the terms and conditions of any such agreement, and to continue to maintain and provide benefits, including all post-employment benefits, in connection therewith; and (ii) enter into new employment, retirement, welfare, incentive, severance, indemnification, and other agreements for active and retired employees; provided that, on the Effective Date, New TBS Parent and the Reorganized Debtors will enter into the New Employment Agreements with four members of the Debtors' senior management, as set forth in the Plan.
17. Effectuating Documents; Further Transactions.  On and after the Effective Date, New TBS Parent, the Reorganized Debtors, and the officers and members of the New Boards, are authorized to and may, in the name of and on behalf of New TBS Parent and/or the applicable Reorganized Debtors, issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.
18. Entity Action.  Upon the Effective Date, to the extent permitted by applicable law, all actions contemplated by the Plan shall be deemed ratified, authorized, and approved in all respects, including but not limited to:  (i) the selection of the directors and officers for New TBS Parent and the Reorganized Debtors; (ii) the execution of and entry into the New Credit Agreements, the BOA/DVB Exit Facility Agreement, the Credit Suisse Exit Facility Agreement, the New Senior Secured Loan Agreement, transaction security agreements related to the foregoing and any other ancillary agreements relating to the foregoing, and the New Management Incentive Plan; and (iii) all other actions contemplated by the Plan or this Confirmation Order (whether to occur before, on, or after the Effective Date) and/or the Implementation Memorandum and/or the TBS Commercial Agreement.  All matters provided for in the Plan involving the entity structure of the Debtors, the Reorganized Debtors, or New TBS Parent and any entity action required by the Debtors, the Reorganized Debtors, or New TBS Parent in connection with the Plan shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders, directors, or officers of the Debtors, the Reorganized Debtors, or New TBS Parent.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors, or New TBS Parent, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan or this Confirmation Order (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors and New TBS Parent (as applicable), including the New Credit Agreements, the BOA/DVB Exit Facility Agreement, the Credit Suisse Exit Facility Agreement, the New Senior Secured Loan Agreement, and any and all other agreements, documents, securities, and instruments relating to any of the foregoing.  The authorizations and approvals contemplated in the Plan shall be effective notwithstanding any requirements under any non-bankruptcy law.
19. Exemption from Registration Requirements.  Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and Distribution of any securities contemplated by the Plan shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities.  Any securities contemplated by the Plan shall be tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code, and (ii) the restrictions, if any, on the transferability of such securities and instruments.
20. Disbursing Agent and Distributions.  The Disbursing Agent shall make, cause to be made, or facilitate, the Distributions required under the Plan to all Claimants.  The Debtors are authorized to act as Disbursing Agent and is authorized to facilitate the Distributions required under the Plan.
21. Distribution Record Date.  For purposes of the Plan, the Debtors, the Debtors' Estates, and the Reorganized Debtors shall have no obligation to recognize the transfer of any of the Claims against the Debtors occurring after the Distribution Record Date, and shall be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.  The Distribution Record Date shall be five Business Days before the Confirmation Date.
22. Cash Payments.  Cash payments to be made under the Plan will be made in U.S. dollars or in the currency in which the Claim is denominated under the applicable agreements related thereto.  Cash payments made pursuant to the Plan in the form of a check shall be null and void if not cashed within 180 days of the date of issuance thereof.
23. Delivery of Distributions.  If the Distribution to any Holder of an Allowed Claim is returned as undeliverable, the Disbursing Agent shall use commercially reasonable efforts to determine the current address of such Holder.  Undeliverable Distributions shall be held by the Debtors, subject to Section 8.7 of the Plan.
24. Withholding Taxes.  The Disbursing Agent shall comply with all withholding, reporting, certification, and information requirements imposed by any federal, state, local, or foreign taxing authority and all Distributions under the Plan shall, to the extent applicable, be subject to any such withholding, reporting, certification, and information requirements.  Persons entitled to receive Distributions under the Plan shall, as a condition to receiving such Distributions, provide such information and take such steps as the Disbursing Agent may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable the Disbursing Agent to obtain the certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.  Any Person that does not provide the Disbursing Agent with requisite information after the Disbursing Agent has made at least three attempts (by written notice or request for such information, including on the Ballots) to obtain such information, may be deemed to have forfeited such Person's right to such Distributions, which shall be treated as unclaimed property under Section 8.7 of the Plan.
25. Unclaimed Property.  Any Person that fails to claim any Distribution to be distributed under the Plan (including, but not limited to, by failure to comply with the Distribution procedures outlined in the Plan (including the New Credit Agreement Distribution Procedures) applicable to the relevant Distribution) by the Forfeiture Date will forfeit all rights to any Distributions under the Plan, and shall have no claim whatsoever with respect thereto against New TBS Parent, the Debtors or their Estates, the Reorganized Debtors, or any Holder of an Allowed Claim to which Distributions are made.  Upon the forfeiture of Cash, such Cash shall be the property of the Debtors or the Reorganized Debtors, as applicable; upon the forfeiture of the right to Distributions of any debt issued under any of the New Credit Agreements, the BOA/DVB Exit Facility Agreement, the Credit Suisse Exit Facility Agreement, or the New Senior Secured Loan Facility, such Distributions shall be cancelled.  Nothing herein shall require further efforts by any Person to attempt to locate or notify any other Person with respect to any forfeited property.
26. Disputed Claims.  If the Debtors, the Reorganized Debtors, or any other party in interest disputes any Claim against the Debtors, such dispute shall be (i) adjudicated in this Court or in any other court having jurisdiction over such dispute, or (ii) settled or compromised without any further notice to or action, order, or approval by the Court, as the case may be, under applicable law.  Among other things, the Debtors (on or before the Effective Date), or the Reorganized Debtors (after the Effective Date) may each elect, at their respective sole option, to object to or seek estimation under section 502 of the Bankruptcy Code with respect to any Proof of Claim filed by or on behalf of a Holder of a Claim against the Debtors.  Upon allowance of a Disputed claim in whole or in part by Final Order, the Distribution on any portion of such Claim that is Allowed shall be distributed as provided in such Final Order.
27. Objections to Claims.  Unless a later or different time is set by Final Order or otherwise established by other provisions of the Plan, all objections to Claims must be filed by the Claims Objection Bar Date; provided, however, that no such objection may be filed with respect to any Claim after this Court has determined by entry of a Final Order that such Claim is an Allowed Claim.  The failure by any party in interest, including the Debtors to object to any Claim, whether or not unpaid, for purposes of voting shall not be deemed a waiver of such party's rights to object to, or re-examine, any such Claim in whole or in part.  After the Effective Date, no party in interest shall have the right to object to Claims against the Debtors or their Estates other than the Reorganized Debtors.
28. Compromises and Settlements.  From and after the Effective Date, and without any further approval by this Court, the Reorganized Debtors may compromise and settle all Claims and Causes of Action.
29. Preservation of Debtors' Rights.  Nothing herein shall prejudice the Debtors' right to compromise and settle, prior to the Effective Date, any Claims against them or other claims they may have against other Persons, subject to approval of this Court.  The Debtors have effectively reserved the right to compromise and settle Claims against them or other claims they may have against other Persons.
30. No Distributions Pending Allowance.  If a Claim or any portion of a Claim is Disputed, no payment or Distribution shall be made on account of the Disputed portion of such Claim (or the entire Claim, if the entire Claim is Disputed), unless such Disputed Claim or portion thereof becomes an Allowed Claim.
31. No Postpetition Interest on Claims.  Unless otherwise specifically provided for in the Plan, this Confirmation Order, or other Final Order of this Court (whether in the terms of interest or adequate protection), or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim.
32. Claims Paid or Payable by Third Parties.  The Disbursing Agent shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without further notice to or action, order, or approval of this Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor, a Reorganized Debtor, or the Disbursing Agent.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a Distribution on account of such Claim and receives payment from a party that is not a Debtor, a Reorganized Debtor, or the Disbursing Agent on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the Distribution to the Disbursing Agent to the extent the Holder's total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Distribution under the Plan.  The failure of such Holder to timely repay or return such Distribution shall result in the Holder owing the Disbursing Agent annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.
33. The New Credit Agreements.  Subject to, and upon the occurrence of, the Effective Date, and without further notice to or order or other approval of the Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or entity (including the boards of directors of the Debtors), except as otherwise required by the New Credit Agreements, the applicable Reorganized Debtors shall, and are authorized to, enter into and perform under the New Credit Agreements, and to execute and deliver the New Credit Agreements, in each case consistent with the terms of the Plan.  This Confirmation Order constitutes (i) approval of the New Credit Agreement, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, and (ii) authorization of the applicable Reorganized Debtors to enter into and execute the New Credit Agreements and such other documents as the applicable Reorganized Debtors and AIG or Credit Suisse (as applicable) may mutually agree are necessary or appropriate to effectuate the New Credit Agreements.  The New Credit Agreements shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with their terms.
34. The New Senior Secured Loan Agreement.  Subject to, and upon the occurrence of, the Effective Date, and without further notice to or order or other approval of the Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or entity (including the boards of directors of the Debtors), except as otherwise required by the New Senior Secured Loan Agreement, the applicable Reorganized Debtors shall, and are authorized to, enter into and perform under the New Senior Secured Loan Agreement, and to execute and deliver the New Senior Secured Loan Agreement, consistent with the terms of the Plan.  This Confirmation Order constitutes (i) approval of the New Senior Secured Loan Agreement, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, and (ii) authorization of the applicable Reorganized Debtors to enter into and execute the New Senior Secured Loan Agreement and such other documents as the applicable Reorganized Debtors and the New Senior Secured Loan Agent may mutually agree are necessary or appropriate to effectuate New Senior Secured Loan Facility.  The New Senior Secured Loan Agreement shall constitute a legal, valid, binding, and authorized obligation of the applicable Reorganized Debtors, enforceable in accordance with their terms.
35. The BOA/DVB Exit Facility Agreement.  Subject to, and upon the occurrence of, the Effective Date, and without further notice to or order or other approval of the Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or entity (including the boards of directors of the Debtors), except as otherwise required by the BOA/DVB Exit Facility Agreement, the applicable Reorganized Debtors shall, and are authorized to, enter into and perform under the BOA/DVB Exit Facility Agreement, and to execute and deliver the BOA/DVB Exit Facility Agreement, consistent with the terms of the Plan.  This Confirmation Order constitutes (i) approval of the BOA/DVB Exit Facility Agreement, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, and (ii) authorization of the applicable Reorganized Debtors to enter into and execute the BOA/DVB Exit Facility Agreement and such other documents as the applicable Reorganized Debtors and the BOA/DVB Exit Facility Agent may mutually agree are necessary or appropriate to effectuate BOA/DVB Exit Facility.  The BOA/DVB Exit Facility Agreement shall constitute a legal, valid, binding, and authorized obligation of the applicable Reorganized Debtors, enforceable in accordance with their terms.
36. The Credit Suisse Exit Facility Agreement.  Subject to, and upon the occurrence of, the Effective Date, and without further notice to or order or other approval of the Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or entity (including the boards of directors of the Debtors), except as otherwise required by the Credit Suisse Exit Facility Agreement, the applicable Reorganized Debtors shall, and are authorized to, enter into and perform under the Credit Suisse Exit Facility Agreement, and to execute and deliver the Credit Suisse Exit Facility Agreement, consistent with the terms of the Plan.  This Confirmation Order constitutes (i) approval of the Credit Suisse Exit Facility Agreement, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, and (ii) authorization of the applicable Reorganized Debtors to enter into and execute the Credit Suisse Exit Facility Agreement and such other documents as the applicable Reorganized Debtors and the Credit Suisse Exit Facility Agent may mutually agree are necessary or appropriate to effectuate Credit Suisse Facility.  The Credit Suisse Exit Facility Agreement shall constitute a legal, valid, binding, and authorized obligation of the applicable Reorganized Debtors, enforceable in accordance with their terms.
37. Issuance of New Common Stock. The New Common Stock shall be issued as provided in Articles IV and VII of the Plan, as applicable. All of New Common Stock shall be duly authorized, validly issued, and, to the extent applicable, fully paid, and non-assessable.  Each Distribution and issuance referred to in Article VIII of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Person receiving such Distributions or issuance.  Every holder of a share of New Common Stock shall enter into the New TBS Shareholders Agreement, except as set forth therein.  No Distribution shall be made with respect to a BOA Syndicate Claim or a DVB Syndicate Claim unless the Holder of such Claim executes the New TBS Shareholders Agreement.  The New Common Stock shall be subject to dilution pursuant to the New Management Incentive Plan, as and when applicable, and to adjustment from time to time for any stock splits, stock dividends, reverse stock splits, reclassifications, and the like occurring after the Effective Date.
38. Assumed Contracts and Leases.  Except as otherwise provided in the Plan, the TBS Commercial Agreement or pursuant to this Confirmation Order, all Executory Contracts and Unexpired Leases that exist between a Debtor and any Person, including, but not limited to, all Intercompany Contracts, shall be assumed pursuant to section 365(a) of the Bankruptcy Code as of the Effective Date, except for any such contract or lease (i) that has been assumed, rejected, or renegotiated and either assumed or rejected on such renegotiated terms, pursuant to an order of this Court entered prior to the Effective Date, (ii) that is the subject of a motion to reject, or a motion to approve on renegotiated terms and to assume on such renegotiated terms, that has been filed and served prior to the Effective Date, or (iii) that is identified on the Rejected Executory Contract and Unexpired Lease List or in the Plan.  The assumption of the Executory Contracts and Unexpired Leases provided for in the Plan is hereby approved pursuant to section 365(a) of the Bankruptcy Code.  Each Executory Contract and Unexpired Lease assumed pursuant to Section 6.1 of the Plan or by any order of the Bankruptcy Court, including, without limitation, the RBS Settlement Agreements (as defined in the Debtors’ Motion for Entry of an Order Authorizing the Debtors to Assume the Settlement Agreements with the Royal Bank of Scotland PLC [Docket No. 55]), that has not been assigned to a third party prior to the Confirmation Date shall re-vest in and be fully enforceable by and against the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under section 365 of the Bankruptcy Code.  On the Effective Date, TBS Parent and TBS International shall assign to New TBS Parent, and New TBS Parent shall assume the rights and obligations of TBS Parent and TBS International under the RBS Settlement Agreements.  Notwithstanding anything to the contrary in this Confirmation Order, the Excepted Claims and Excepted Obligations (each as defined in the RBS Vessel Turnover Term Sheet attached as Exhibit 1 to the Order Authorizing the Debtors to Assume the Settlement Agreements with The Royal Bank of Scotland PLC [Docket No. 76]) shall survive and remain enforceable in accordance with the RBS Settlement Agreements following the Effective Date.  On or prior to the Effective Date, the Debtors shall pay (or until such obligations are determined by a final order, segregate an amount sufficient to pay) all amounts required to satisfy their obligations under paragraph 3(a)(ii) of the RBS Vessel Turnover Term Sheet.
39. DVB Bareboat Charters.  On the Effective Date, Beekman Shipping Corp. and Fairfax Shipping Corp. shall assume each of the DVB Bareboat Charters as modified by the Amended DVB Bareboat Charters.  The assumption of the DVB Bareboat Charters (as modified by the Amended DVB Bareboat Charters) shall constitute a full and complete settlement of all claims of all parties arising under the DVB Bareboat Charters and any and all agreements executed or delivered in connection therewith.
40. Claims Based on Rejection of Executory Contracts or Unexpired Leases.  All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or otherwise, if any, must be filed with this Court within 30 days after the date of entry of an order of this Court (including the Confirmation Order) approving such rejection.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with this Court within such time shall be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, their Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of this Court.  All Allowed Claims arising from the rejection of the Debtors' Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Section 4.8 of the Plan or, if determined to be Subordinated Claims, in accordance with Section 4.10 of the Plan.
41. Cure of Defaults.  Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree.  In the event of a dispute regarding (i) the Cure Claim, (ii) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (iii) any other matter pertaining to assumption, the payments required by section 365(b)(1) of the Bankruptcy Code in respect of Cure Claims shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.  Any counterparty to an Executory Contract or Unexpired Lease that has failed to object timely to the proposed assumption or Cure Claim is hereby deemed to have assented to such assumption or Cure Claim.  Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of such assumption.  Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of this Court.
42. Contracts and Leases Entered into after the Petition Date.  Contracts and leases entered into during the Postpetition Period by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of this Confirmation Order.
43. Modifications, Amendments, Supplements, Restatements, or Other Agreements.  Unless otherwise provided in the Plan, the TBS Commercial Agreement or in the order assuming an Executory Contract or Unexpired Lease (including, for the avoidance of doubt, this Confirmation Order), each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.  Modifications, amendments, supplements, and restatements to any prepetition Executory Contracts or Unexpired Leases that have been executed by the Debtors during the Postpetition Period shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.
44. Debtors' Reservation of Rights Regarding Executory Contracts.  Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order to resolve and to alter their treatment of such contract or lease.
45. Professional Compensation Claims.  Any Person asserting a Professional Compensation Claim shall, no later than 45 days after the Confirmation Date, file a final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date.  To the extent that such an application is granted by this Court, the requesting Person shall receive: (i) payment of Cash in an amount equal to the amount Allowed by this Court less all interim compensation paid to such Professional during the Chapter 11 Cases, such payment to be made within the later of (a) the Effective Date or (b) three Business Days after the order granting such Person's final fee application becomes a Final Order; or (ii) payment on such other terms as may be mutually agreed upon by the Holder of the Professional Compensation Claim and the Reorganized Debtors (but in no event shall the payment exceed the amount Allowed by this Court less all interim compensation paid to such Professional during the Chapter 11 Cases).  All Professional Compensation Claims for services rendered after the Confirmation Date shall be paid by the Reorganized Debtors (or the Debtors prior to the Effective Date) upon receipt of an invoice therefor, or on such other terms as the Reorganized Debtors (or the Debtors prior to the Effective Date) and the Professional may agree, without the requirement of any order of this Court.  Objections to applications of such Professionals or other entities for compensation or reimbursement of costs and expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 15 days (or such longer period as may be allowed by order of this Court) after the date on which the applicable application for compensation or reimbursement was served.
46. Administrative Expense Claims.  Other than in respect of Professional Compensation Claims, on the later of (i) the Effective Date or (ii) if an Administrative Expense Claim is not Allowed as of the Effective Date, 30 days after the date on which such Administrative Expense Claim becomes Allowed, the Debtors shall either (x) pay to each Holder of an Allowed Administrative Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim, or (y) satisfy and discharge such Administrative Expense Claim in accordance with such other terms that the Debtors and such Holder shall have agreed upon; provided, however, that such agreed-upon treatment shall not be more favorable than the treatment provided in clause (i).  Other than with respect to Professional Compensation Claims and Cure Claims, notwithstanding anything in the Plan to the contrary, if an Administrative Expense Claim arises (i) based on liabilities incurred in, or to be paid in, the ordinary course of business during the Postpetition Period or (ii) pursuant to an Executory Contract or Unexpired Lease, the Holder of such Administrative Expense Claim shall be paid in Cash by the applicable Debtor (or after the Effective Date, by the applicable Reorganized Debtor) pursuant to the terms and conditions of the particular transaction and/or agreement giving rise to such Administrative Expense Claim without the need or requirement for the Holder of such Administrative Expense Claim to file a motion, application, claim, or request for allowance or payment of an Administrative Expense Claim with this Court.
47. Discharge of Claims.  Except as otherwise expressly provided in the Plan or the Confirmation Order, this Plan Confirmation shall, as of the Effective Date: (i) discharge the Debtors, the Reorganized Debtors and any of their Assets from all Claims, demands, liabilities, other debts and Interests that arose on or before the Effective Date, including without limitation, all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the Holder of a Claim based on such debt has accepted the Plan; and (ii) preclude all Persons from asserting against the Debtors, the Reorganized Debtors, or any of their Assets, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, all pursuant to sections 524 and 1141 of the Bankruptcy Code.  The discharge provided in Section 9.1 of the Plan shall void any judgment obtained against any of the Debtors at any time, to the extent that such judgment relates to a discharged Claim or cancelled Interest.
48. Injunction Related to Discharge.  Except as otherwise provided in the Plan or this Confirmation Order, all entities, wherever located in the world, that have held, currently hold, or may hold Claims or other debts or liabilities against the Debtors, or any Interest in any or all of the Debtors, that are discharged pursuant to the terms of the Plan, are permanently enjoined, on and after the Effective Date, from taking, or causing any other entity to take, any of the following actions on account of any such Claims, debts, liabilities, Interests, or rights:  (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, debt, liability, Interest, or right, other than to enforce any right to a Distribution pursuant to the Plan; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or any of their Assets on account of any such Claim, debt, liability, Interest, or right; (iii) creating, perfecting, or enforcing any Lien or encumbrance against the Debtors, the Reorganized Debtors, or any of their Assets on account of any such Claim, debt, liability, Interest, or right; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors, the Reorganized Debtors, or with respect to any of their Assets on account of any such Claim, debt, liability, Interest, or right; (v) transferring or purporting to transfer, in whole or in part or any interest in, or asserting in any case, proceeding or court in any jurisdiction, any Claim under any Prepetition Credit Agreement; and (vi) commencing or continuing any action, in any manner, in any place in the world that does not comply with or is inconsistent with the provisions of the Plan or this Confirmation Order.  Such injunction shall extend to any successor of the Debtors, the Reorganized Debtors, and any or all of their Assets.  Any Person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' and experts' fees and disbursements, and/or , in appropriate circumstances, punitive damages, from the willful violator.
49. Releases, Injunction, and Exculpation.  The Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the releases, injunction, and exculpation set forth in Article IX of the Plan.  Section 105(a) of the Bankruptcy Code permits the issuance of the injunction and approval of the exculpation and unopposed releases set forth in Article IX of the Plan when, as has been established here based upon the record in the Chapter 11 Cases and the evidence presented at the Confirmation Hearing, such provisions:  (i) were integral to the agreement among various parties in interest and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code; (ii) were given for valuable consideration; (iii) confer substantial benefits on the Debtors' Estates; (iv) are fair, equitable, and reasonable; and (v) are in the best interests of the Debtors, their Estates and other parties in interest.  Further, the exculpation provision in Article IX of the Plan does not relieve any party of liability for an act or omission to the extent such act or omission is determined by a Final Order to have constituted gross negligence, willful misconduct, fraud, or a breach of fiduciary duties.  Pursuant to section 1123(b)(3) of the Bankruptcy Code, the releases, injunction and exculpation set forth in Article IX of the Plan and implemented by this Confirmation Order are supported by adequate consideration and are fair, equitable, reasonable, and in the best interests of the Debtors, the Reorganized Debtors, and their Estates, creditors and equity holders.  The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the releases, injunction, and exculpation set forth in Article IX of the Plan.  Accordingly, based upon the record of the Chapter 11 Cases, the representations and/or the evidence proffered, adduced, and/or presented at or prior to, the Confirmation Hearing, the releases, injunction, and exculpation set forth in Article IX of the Plan are hereby approved, and shall be effective and binding on all persons and entities, to the extent provided therein.
50. Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors in their individual capacities and as debtors in possession will be deemed to release and forever waive and discharge the Released Parties from and against all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date (including prior to the Petition Date) in any way relating to the Debtors, the Chapter 11 Cases, the Plan, or the Disclosure Statement, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date and that could have been asserted by or on behalf of the Debtors or their Estates at any time on or prior to the Effective Date against the Released Parties, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations under the TBS Commercial Agreement or any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.
51. Releases by Holders of Claims and Interests. On and after the Effective Date, Holders of Claims that (a) voted to accept or reject the Plan and (b) did elect (as permitted on the Ballots) to opt out of the releases contained in Section 9.2 of the Plan, shall be deemed to have released and forever waived and discharged all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date (including prior to the Petition Date) in any way relating to the Debtors, the Chapter 11 Cases, the Plan, or the Disclosure Statement, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiations, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date and that could have been asserted by or on behalf of the Debtors or their Estates at any time up to immediately prior to the Effective Date against the Released Parties, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.  Notwithstanding anything to the contrary in the foregoing, the release set forth above (a) does not release obligations under the TBS Commercial Agreement or any post-Effective Date obligations (except Cure Claims that have not been filed timely) of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and (b) shall not operate to release claims, obligations, debt, rights, suits, damage, remedies, causes of action, and liabilities of any Released Party:  (1) against a Released Party or a party releasing claims under Section 9.2 of the Plan arising from any contractual obligations owed to the Released Party or liabilities of any Released Party under the Plan; (2) arising under the Plan Support Agreement; (3) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; (4) against a Professional with respect to such Professional’s final fee application or accrued Professional Compensation Claims in the Chapter 11 Cases; or (5) unrelated to the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities expressly released in the preceding sentence.
52. Exculpation.  On and after the Effective Date, none of the Exculpated Parties shall have or incur any liability for, and each Exculpated Party is hereby released from, any claim, cause of action, or liability to any other Exculpated Party, to any Holder of a Claim or Interest, or to any other party in interest, for any act or omission that occurred during and in connection with the Chapter 11 Cases or in connection with the preparation and filing of the Chapter 11 Cases, the formulation, negotiation, solicitation, and/or pursuit of confirmation of the Plan, the consummation of the Plan, and/or the administration of the Plan and/or the property to be distributed under the Plan, except for claims, causes of action, or liabilities arising from the gross negligence, willful misconduct, fraud, or breach of the fiduciary duty of any Exculpated Party, in each case subject to determination of such by Final Order of a court of competent jurisdiction and provided that any Exculpated Party shall be entitled to reasonably rely upon the advice of counsel with respect to its duties and responsibilities (if any) under the Plan.  Without limiting the generality of the foregoing, the Exculpated Parties shall be entitled to and are hereby granted the protections and benefits of section 1125(e) of the Bankruptcy Code.  No provision of the Plan, the Disclosure Statement, or the Confirmation Order shall be deemed to act upon or release any claims, Causes of Action, or liabilities that the Debtors, the Estates, or any party in interest may have against or to any Person for any act, omission, or failure to act that occurred prior to the Petition Date other than in connection with the preparation and filing of the Chapter 11 Cases. Notwithstanding the foregoing, nothing in the exculpation provisions set forth in Article VIIII of the Plan shall (a) exculpate any Professional retained in these Chapter 11 Cases (the “Retained Professionals”) from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages or ultra vires acts determined by a Final Order or (b) limit the liability of the Retained Professionals to their respective clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 §1200.8 Rule 1.8(h)(1) (2009); provided, that, any party seeking to bring a claim related to the liabilities described in clauses (a) or (b) of this paragraph must first seek relief from this Court prior to bringing such a claim.  Notwithstanding the foregoing, exculpation due any Prepetition Lender, solely in its capacity as such, pursuant to this paragraph shall be limited to indemnification due such Prepetition Lender pursuant to its applicable Prepetition Credit Agreement or pursuant to the BOA/DVB DIP Order; this Court’s Final Order Authorizing the Continued Use of the AIG Cash Collateral and Finding that the Protection Provided to AIG Constitutes Adequate Protection [Docket No. 78]; or this Court’s Final Order pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 AND 507 (I) Authorizing the Debtors To Obtain Postpetition Superpriority Financing from Credit Suisse as DIP Lender, (II) Authorizing the Debtors To Use Cash Collateral of, and Provide Adequate Protection to, Credit Suisse as Prepetition Lender, (III) Granting Liens and Superpriority Claims to Credit Suisse as DIP Lender, and (IV) Modifying Automatic Stay [Docket No. 89], as applicable.
53. Injunction Related to Release and Exculpation.  To the fullest extent allowed by law, and except as otherwise provided in the Plan or this Confirmation Order, all Persons that have held, currently hold, or may hold claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities that are released, waived, or exculpated pursuant to Sections 9.2.1, 9.2.2, 9.2.3, and 9.2.4 of the Plan are permanently enjoined, on and after the Effective Date, from taking or causing any other Person to take, any of the following actions, at any time or at any place in the world, on account of any such claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities:  (i) commencing or continuing in any manner any action or other proceeding of any kind against a Released Party or Exculpated Party with respect to any such claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against any Released Party or any Exculpated Party or any of its or their Assets on account of any such claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities, including without limitation any such actions arising from or related to the Prepetition Credit Agreements; (iii) creating, perfecting, or enforcing any Lien or encumbrance against any Released Party or any Exculpated Party or any of its or their assets on account of any such claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities, including, without limitation, any such Lien or encumbrance arising from or related to the Prepetition Credit Agreements; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to any Released Party or any Exculpated Party or any of its or their Assets on account of any such claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities; and (v) commencing or continuing any action, in any manner, in any place in the world that does not comply with or is inconsistent with the provisions of the Plan or this Confirmation Order.  Such injunction shall extend to any successor of any Released Party or any Exculpated Party or any of its or their assets.  Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' and experts' fees and disbursements, and, in appropriate circumstances, may recover punitive damages, from the willful violator.
54. TBS Commercial.  The TBS Commercial Agreement implements the TBS Commercial/Beacon Holdings Option Agreement and is approved.  The TBS Commercial Management Agreements shall be comprised of the preexisting Agency Agreements (as such term is defined in the TBS Commercial Agreement) between TBS Commercial, Beacon Holdings, and/or their subsidiaries and the Debtors, as modified to be consistent with the TBS Commercial Agreement, and their assumption, as modified, is hereby approved.  The Debtors shall file the TBS Commercial Management Agreements, as modified, with the Court prior to the Effective Date.
55. No Successor Liability.  Except as otherwise expressly provided in the Plan or this Confirmation Order, none of New TBS Parent, the Released Parties or the Exculpated Parties shall be determined to be successors to any of the Debtors or to any Person for which the Debtors may be held legally responsible, by reason of any theory of law or equity, and none can be responsible for any successor or transferee liability of any kind or character.  New TBS Parent, the Released Parties and Exculpated Parties do not agree to perform, pay, or indemnify creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtors or the Reorganized Debtors, whether arising before, on, or after the Confirmation Date, except as otherwise expressly provided in the Plan.
56. Release of Liens and Indemnity.  Except as otherwise expressly provided in the Plan, any and all prepetition Liens against the Debtors, the Reorganized Debtors and any of their Assets shall be, and shall be deemed to be, released as of the Effective Date.
57. Term of Injunctions.  Except as otherwise provided in the Plan or this Confirmation Order, all injunctions or stays provided in, or in connection with, the Chapter 11 Cases, whether pursuant to section 105, section 362, or any other provision of the Bankruptcy Code, other applicable law or court order, in effect immediately prior to Confirmation will remain in full force and effect until the Effective Date and shall remain in full force and effect thereafter if so provided in the Plan, this Confirmation Order or by their own terms.  In addition, on and after Confirmation Date, the Debtors may seek further orders to preserve the status quo during the time between the Confirmation Date and the Effective Date or to enforce the provisions of the Plan.
58. Non-Appointment of Committee.  The U.S. Trustee is directed not to appoint any statutory committee in these Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.
59. Waiver of Requirement to File Schedules and Statements.  The Debtors are granted an extension of time until April 30, 2012 to satisfy the requirement imposed by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 that the Debtors file (a) schedules of assets and liabilities; (b) schedules of current income and expenditures; (c) schedules of executory contracts and unexpired leases; and (d) statements of financial affairs (collectively, the “Schedules and Statements”); provided that, if the Effective Date occurs prior to April 30, 2012, the requirement that the Debtors file Schedules and Statements is hereby permanently waived.
60. Post-Confirmation Date Retention of Professionals.  After the Confirmation Date, any requirement that professionals employed by the Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors shall be authorized to employ and compensate professionals in the ordinary course of business and without the need for approval of this Court.
61. Rule 2004 Examinations.  The power of the Debtors to conduct examinations pursuant to Bankruptcy Rule 2004 is expressly preserved following the Effective Date.
62. Survival of Certain Indemnification Obligations.  Subject to Section 7.6 of the Plan, the obligations of the Debtors, pursuant to the Debtors' operating agreements, certificates of incorporation or formation, articles of association, by-laws, memoranda of association, or equivalent corporate governance documents, applicable statutes, or employment agreements, to indemnify individuals who prior to the Effective Date served as their respective directors, officers, managers, agents, employees, representatives, and Professionals, in respect of all present and future actions, suits, and proceedings against any of such officers, directors, managers, agents, employees, representatives, and Professionals, based upon any act or omission related to service with, for, or on behalf of the Debtors on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtors regardless of such confirmation, consummation, and reorganization.
63. Preservation of Causes of Action; Settlement.  Unless expressly released or waived pursuant to Article IX of the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including, but not limited to, any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors' rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Person may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against such Person as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against such Person.  The rights of the Debtors or the Reorganized Debtors, as applicable, to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan, shall not be prejudiced by entry of this Confirmation Order, or the occurrence of the Effective Date.  Unless any Causes of Action against any Person are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the right of the Reorganized Debtors to reserve all Causes of Action for later adjudication shall not be prejudiced by entry of this Confirmation Order, or the occurrence of the Effective Date, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation of the Plan or the occurrence of the Effective Date.  The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Person shall vest in the Reorganized Debtors, as the case may be.  The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of this Court.
64. Nonoccurrence of Effective Date.  In the event that the Effective Date does not occur, this Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.
65. Section 1146 Exemption.  Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.
66. U.S. Government Matters.  As to the United States of America, its agencies, departments, or agents (collectively, the "United States"), nothing in the Plan or Confirmation Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized Debtors are entitled to under the Bankruptcy Code, if any.  The discharge, release and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any police or regulatory action.  Accordingly, notwithstanding anything contained in the Plan or Confirmation Order to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, impair or otherwise preclude: (a) any liability to the United States that is not a "claim" within the meaning of section 101(5) of the Bankruptcy Code; (b) any Claim of the United States arising on or after the Confirmation Date; (c) any valid right of setoff or recoupment of the United States against any of the Debtors; or (d) any liability of the Debtors or Reorganized Debtors under environmental law to any Governmental Unit (as defined by section 101(27) of the Bankruptcy Code) as the owner or operator of property that such entity owns or operates after the Confirmation Date.  Nor shall anything in this Confirmation Order or the Plan:  (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence; or (ii) divest any court, commission, or tribunal of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by this Confirmation Order, the Plan, or the Bankruptcy Code.  Moreover, nothing in the Confirmation Order or the Plan shall release or exculpate any non-debtor, including any Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in this Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.  Nothing contained in the Plan or Confirmation Order shall be deemed to determine the tax liability of any person or entity, including but not limited to the Debtors and the Reorganized Debtors, nor shall the Plan or Confirmation Order be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of this Plan, nor shall anything in this Plan or Confirmation Order be deemed to have conferred jurisdiction upon this Court to make determinations as to federal tax liability and federal tax treatment except as provided under 11 U.S.C. § 505.
67. Objections.  All objections, including the Objections, that have not been withdrawn, waived, or settled pertaining to the confirmation of the Plan are overruled on the merits.  Furthermore, all reservation of rights, responses to, and statements and comments, if any, in opposition to the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing, shall be, and hereby are, overruled in their entirety for the reasons stated on the record.
68. Plan Supplement.  Each of the documents that comprise the Plan Supplement are part of the Plan and are hereby approved in connection with confirmation of the Plan.  Notwithstanding any prior order of this Court, the documents that compose the Plan Supplement shall be deemed timely filed and adequate notice has been given thereof.
69. Notice of Entry of Confirmation Order.  Pursuant to Bankruptcy Rules 2002 and 3020(c), the Debtors are hereby authorized and directed to serve a notice of entry of this Confirmation Order, substantially in the form attached hereto as Exhibit A (the "Confirmation Notice") no later than ten (10) Business Days after the entry of this Confirmation Order, on all Holders of Claims against or Interests in the Debtors and all other persons on whom the Confirmation Hearing Notice was served.  The form of the Confirmation Notice is hereby approved in all respects.  The Confirmation Notice shall constitute good and sufficient notice of the entry of this Confirmation Order and of the relief granted herein, and no other or further notice of entry of this Confirmation Order or the occurrence of the Effective Date need be given.
70. Plan Classification Controlling.  The classification of Claims and Interests for purposes of payment of the distributions to be made under the Plan is governed solely by the terms of the Plan.
71. Reference to Plan.  Any document related to the Plan that refers to a chapter 11 plan of the Debtors other than the Plan confirmed by this Confirmation Order shall be, and it hereby is, deemed to be modified such that the reference to a chapter 11 plan of the Debtors in such document shall mean the Plan confirmed by this Confirmation Order, if appropriate.
72. References to Plan Provisions.  The failure to specifically include or reference any particular provision of the Plan in the Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Plan (and all Exhibits and Schedules thereto) be confirmed in its entirety and incorporated herein by reference.
73. Rules Governing Conflicts Between Documents.  In the event of a conflict between the terms or provisions of the Plan and any Plan Documents other than the Plan, the terms of the Plan shall control over such Plan Documents.  In the event of a conflict between the terms of the Plan or the Plan Documents, on the one hand, and the terms of this Confirmation Order, on the other hand, the terms of this Confirmation Order shall control.  This Confirmation Order shall supersede any orders of the Court issued prior to the Confirmation Date that may be inconsistent herewith.
74. Governmental Approvals Not Required.  Except as set forth in the Plan, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to (i) the implementation or consummation of the Plan and (ii) any related documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, any related documents, instruments or agreements related thereto, and any amendments or modifications to any of the foregoing.
75. Interest and Attorneys' Fees.  Interest accrued after the Petition Date will accrue and be paid on Claims only to the extent specifically provided for in the Plan, this Confirmation Order, the Final BOA/DVB DIP Order or as otherwise required by the Bankruptcy Court or by applicable law.  No award or reimbursement of attorneys' fees or related expenses or disbursements shall be allowed on, or in connection with, any Claim, except as set forth in the Plan or as ordered by the Court.
76. Binding Effect.  The Plan shall be binding upon the Debtors, the Reorganized Debtors, all Holders of Claims and Interests (whether or not the Claims and Interests of such Holders are Impaired under the Plan and whether or not such Holders have accepted the Plan), parties in interest, Persons, and Governmental Units, and their respective successors and assigns.
77. No Admissions.  As to contested matters, adversary proceedings, and other Causes of Action or threatened Causes of Action, nothing in the Plan, the Plan Supplement, the Disclosure Statement, or other Plan Documents shall constitute or be construed as an admission of any fact or liability, stipulation, or waiver, but rather as a statement made in settlement negotiations.  The Plan shall not be construed to be conclusive advice on the tax, securities, and other legal effects of the Plan as to Holders of Claims against, or Interests in, the Debtors or any of their subsidiaries and Affiliates, as debtors and debtors in possession in the Chapter 11 Cases.
78.  Professional Fees. All persons and entities seeking compensation, indemnification or reimbursement of expenses through the Confirmation Date pursuant to sections 327, 328, 330, 331, 363 or 503(b) shall file and serve their respective final applications (each, a “Final Fee Application”) by April 30, 2012.  The objection deadline with respect to such Final Fee Applications shall be May 24, 2012 at 4:00 p.m. (prevailing U.S. Eastern time) and the hearing (the “Final Fee Hearing”) with respect to such Final Fee Applications shall be May 31, 2012 at 10:00 a.m. (prevailing U.S. Eastern time).  Notice of the Final Fee Hearing shall be provided in accordance with the Bankruptcy Rules and the Case Management Order.
79. Governing Law.  Except to the extent that federal law (including, but not limited to, the Bankruptcy Code and the Bankruptcy Rules) is applicable or the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its conflicts of law principles.
80. Retention of Jurisdiction.  The Court retains jurisdiction over the matters set forth in Article XI of the Plan and/or section 1142 of the Bankruptcy Code.
81. Waiver of Bankruptcy Rule 3020(e).  Pursuant to Bankruptcy Rule 3020(e), the 14-day stay of the Confirmation Order imposed by such Bankruptcy Rule is waived.  The Debtors are authorized to consummate the Plan and the transactions contemplated thereby immediately upon, or concurrently with, satisfaction of the conditions set forth in the Plan.
Dated:                      White Plains, New York
March 29, 2012
/s/  Robert D. Drain

THE HONORABLE ROBERT D. DRAIN

UNITED STATES BANKRUPTCY JUDGE

1	The Combined Hearing was later re-scheduled for March 28, 2012.

2	All capitalized terms used and not otherwise defined in this Confirmation Order shall have the meanings ascribed to them in the Plan.

3	The Notice Affidavits are located at Docket Nos. 61, 70 and 102.

4
The findings and conclusions set forth in this Confirmation Order and in the record of the Confirmation Hearing constitute this Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

5  The “Lepere Declaration” is the Declaration of Ferdinand V. Lepere, Chief Financial Officer and Senior Executive Vice President of TBS International PLC, in Support of Confirmation of the Joint Plan of Reorganization for the Debtors under Chapter 11 of the Bankruptcy Code (with Technical Modifications), dated as of March 26, 2012 [Docket No. 129].

Exhibit A

Confirmation Notice

GIBSON, DUNN & CRUTCHER LLP
Michael A. Rosenthal (MR-7006)
Matthew K. Kelsey (MK-3137)
200 Park Avenue
New York, New York 10166-0193
Telephone: (212) 351-4000
Facsimile: (212) 351-4035

Attorneys for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

------------------------------------------------------------------- IN RE: TBS Shipping Services Inc., et al., Debtors. --------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 12-22224 (MG) Jointly Administered

NOTICE OF ORDER CONFIRMING JOINT PREPACKAGED

PLAN OF REORGANIZATION FOR THE DEBTORS UNDER CHAPTER 11

OF THE BANKRUPTCY CODE (WITH TECHNICAL MODIFICATIONS)

TO ALL CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that on February 6, 2012 (the "Petition Date"), TBS Shipping Services Inc. and certain of its affiliates, as debtors and debtors in possession (collectively, the "Debtors" and each, a "Debtor") in the above captioned chapter 11 cases (the "Chapter 11 Cases"), each filed petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

PLEASE TAKE FURTHER NOTICE that on March 29, 2012, the Bankruptcy Court entered an order [Docket No. 140] (the "Confirmation Order") confirming the Joint Prepackaged Plan of Reorganization for the Debtors under Chapter 11 of the Bankruptcy Code (with Technical Modifications) dated as of March 2, 2012 [Docket No. 98] (the "Plan").  Unless otherwise defined in this notice, capitalized terms used herein shall have the meanings ascribed to them in the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that a copy of the Plan and the Confirmation Order may be obtained upon a written request to the Debtors' bankruptcy counsel, Gibson, Dunn & Crutcher, LLP, at the address specified at the end of this notice, and may be inspected (i) at the office of the Clerk of the Bankruptcy Court for the Southern District of New York, 300 Quarropas Street, White Plains, New York 10601, (ii) on the Bankruptcy Court's internet site at www.nysb.uscourts.gov, and/or (iii) free of charge on the internet site established by the Debtors' notice and claims agent, GCG, Inc., at http://tbsrestructuring.com/.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order, and their respective terms and provisions, are binding on the Debtors, the Reorganized Debtors, any entity acquiring or receiving property or a distribution under the Plan, and any present or former holder of a Claim against or Interest in the Debtors and their respective successors, assigns, and parties in interest, including all Governmental Units, whether or not the applicable Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity voted to accept or reject the Plan (or abstained from voting on the Plan).

ALL PLEADINGS FILED WITH, AND ORDERS ENTERED BY, THE BANKRUPTCY COURT ARE AVAILABLE FOR INSPECTION ON THE BANKRUPTCY COURT'S INTERNET SITE AT http://www.nysb.uscourts.gov AND AT NO COST FROM THE REORGANIZED DEBTORS' RESTRUCTURING WEBSITE, http://www.tbsrestructuring.com.

Dated:New York, New York March 29, 2012	/s/ Michael A. Rosenthal
Michael A. Rosenthal (MR-7006) Matthew K. Kelsey (MK-3137) GIBSON, DUNN & CRUTCHER LLP 200 Park Avenue New York, New York 10166-0193 Telephone: (212) 351-4000 Facsimile: (212) 351-4035
ATTORNEYS FOR THE DEBTORS AND DEBTORS IN POSSESSION